SIRIUS REPORTS STRONG SECOND QUARTER 2006 RESULTS

•	Company Increases 2006 Revenue and Subscriber Guidance

•	Revenue Nearly Triples Year-Over-Year to More Than $150 Million

•	Satellite Radio Market Share Leader For Third Consecutive Quarter

NEW YORK – August 1, 2006 – SIRIUS Satellite Radio (NASDAQ: SIRI) today announced that its second quarter 2006 revenue nearly tripled from the year-ago second quarter to more than $150 million. The company increased its 2006 guidance for total revenue to $615 million and for year-end subscribers to 6.3 million.

SIRIUS ended the second quarter with 4,678,207 subscribers, 158% higher than second quarter 2005 ending subscribers of 1,814,626. During the second quarter of 2006, SIRIUS added 600,460 net subscribers, a 64% increase over second quarter 2005 net subscriber additions of 365,931. For the third consecutive quarter, SIRIUS led the satellite radio industry in net subscriber additions, capturing a record 60% share of industry net additions in the second quarter.

“Continued strong demand for SIRIUS’ products and programming gives us confidence to increase our revenue and subscriber guidance,” said Mel Karmazin, CEO of SIRIUS. “We continue to be excited about the growth prospects for satellite radio and remain pleased with our solid execution as we approach positive free cash flow.”

Total revenue for the second quarter of 2006 increased to a record $150.1 million, nearly triple last year’s second quarter total revenue of $52.2 million. Average monthly revenue per subscriber (or “ARPU”) was $11.16 in the second quarter of 2006, up from $10.50 in the year-ago second quarter. ARPU for the second quarter of 2006 included a $0.62 contribution from net advertising revenue, compared with a $0.22 contribution from net advertising revenue in the second quarter of 2005. Average monthly churn was 1.8%, in line with the company’s annual churn guidance, reflecting total churn from both retail and OEM channels. SAC per gross subscriber addition was $131 for the second quarter of 2006, an 18% improvement over second quarter 2005 SAC per gross subscriber addition of $160.

During the second quarter of 2006, SIRIUS added 276,294 net subscribers from its retail channel, a 13% increase over 244,985 retail net additions during the second quarter of 2005. The company also added 324,574 net subscribers from its automotive OEM channel, 167% more than second quarter 2005 OEM net subscriber additions of 121,664. Strong contributions by SIRIUS’ exclusive automotive partners, DaimlerChrysler and Ford, fueled OEM growth during the quarter.

SIRIUS reported a net loss of ($237.8) million, or ($0.17) per share, for the second quarter of 2006. The net loss in the second quarter of 2006 included a ($0.01) per share impact associated with the write-off of certain long-lead time parts purchased in 1999 that will no longer be needed in light of the company’s new satellite contract.

Other Developments

In the second quarter of 2006, SIRIUS continued to augment “The Best Radio on Radio” by announcing a variety of new programming initiatives, including:

•

The Catholic Channel, a 24x7 lifestyle channel in collaboration with The Archdiocese of New York, that will feature contemporary talk and music programming as well as live daily masses from St. Patrick’s Cathedral in New York City.

•

A radio news bureau with Variety, the “show business bible,” originating from Variety’s Los Angeles offices. Variety will provide the latest in entertainment news to SIRIUS’ national radio audience multiple times per hour every day.

•	A weekly two-hour series featuring dynamic and compelling interviews by broadcasting icon Barbara Walters from her 30-year archive of interviews with great entertainers and world leaders.

•	A live, weekly three hour health and wellness call-in talk show on Saturday mornings hosted by Deepak Chopra, the best-selling author and leader in the field of mind and body medicine.

•	An exclusive weekly talk show with Mark Cuban, the groundbreaking entrepreneur and outspoken owner of the NBA’s Dallas Mavericks.

•

New talk shows featuring leading sports personalities Jerry Rice, the legendary NFL receiver; Tiki Barber, the New York Giants running back; and Tony Stewart, the two-time and reigning NASCAR NEXTEL Cup Series champion.

During the second quarter of 2006, SIRIUS and Kia announced that Kia will exclusively offer SIRIUS as factory standard equipment in all of its vehicles through 2014, with an optional three-year extension to 2017. SIRIUS will become a standard feature in all 2009 model year Kia vehicles, beginning in 2008.

SIRIUS’ Canadian affiliate, SIRIUS Canada, passed the 100,000 subscriber milestone in early May, less than six months after launching its Canadian service. SIRIUS Canada is Canada’s leading satellite radio service and the number one choice among Canadian satellite radio subscribers. Ford of Canada and SIRIUS Canada recently announced an exclusive long-term agreement to make SIRIUS receivers factory-installed equipment in virtually all Ford vehicles sold in Canada by 2008.

In June 2006, SIRIUS announced that it had entered into an agreement with Space Systems/Loral for the design and construction of a new satellite. Construction of the satellite is expected to be completed in the fourth quarter of 2008. The satellite will be launched on a Proton rocket acquired by SIRIUS under a previously announced launch contract. The aggregate cost of designing, building and launching the satellite and insuring its launch will be approximately $260 million.

SIRIUS has disclosed that the FCC is conducting a review of the company’s products as well as products of other companies containing FM transmitters. SIRIUS believes the company’s radios that are currently being produced comply with applicable FCC rules. SIRIUS and its manufacturers are cooperating with the FCC to obtain new equipment authorizations for the company’s remaining affected products.

Guidance

SIRIUS today provided the following guidance for full year 2006:

•	6.3 million subscribers at year-end, increased from previous guidance of over 6.2 million

•	Average monthly churn of approximately 1.8%, in line with previous guidance

•	SAC per gross subscriber addition approaching $110, in line with previous guidance

•	Total revenue of $615 million, up from previous guidance of over $600 million

•	Adjusted loss from operations of approximately ($565) million, in line with previous guidance

•

Free cash flow loss of approximately ($500) million, reflecting the impact of the satellite agreement announced in June 2006 and changes to working capital assumptions, up from previous guidance of ($480) million

•	SIRIUS’ first quarter of positive free cash flow, after capital expenditures, could be reached as early as the fourth quarter of 2006

Previously issued longer term guidance remains unchanged.

RESULTS OF OPERATIONS

The discussion of operating expenses below excludes the effects of equity granted to third parties and employees. The company believes this presentation improves the transparency of disclosure and is consistent with the way operating results are evaluated.

SECOND QUARTER 2006 VERSUS SECOND QUARTER 2005

For the second quarter of 2006, SIRIUS recognized total revenue of $150.1 million compared with $52.2 million for the second quarter of 2005. This 188%, or $97.9 million, increase in revenue was primarily driven by an $88.0 million increase in subscriber revenue resulting from the net increase in subscribers of 2,863,581, or 158%, from June 30, 2005 to June 30, 2006, and a $7.1 million increase in net advertising revenue.

The company’s adjusted loss from operations increased ($17.7) million to ($126.5) million for the second quarter of 2006 from ($108.8) million for the second quarter of 2005 (refer to the reconciliation table of net loss to adjusted loss from operations). This increase was driven by a 58%, or $40.0 million, increase in subscriber acquisition costs reflecting higher shipments of SIRIUS radios and chip sets and increased commissions to support a 92% increase in gross subscriber additions from 432,687 for the second quarter of 2005 to 830,571 for the second quarter of 2006. The increase in subscriber acquisition costs was more than offset by the 177%, or $88.0 million, increase in subscriber revenue as a result of a 158% increase in the company’s subscriber base.

Satellite and transmission expenses increased $11.0 million to $17.7 million for the second quarter of 2006 from $6.7 million for the second quarter of 2005. The increase was primarily attributable to an impairment charge associated with certain satellite long-lead time parts that will no longer be needed in light of the company’s new satellite contract.

Programming and content expenses increased $37.2 million to $53.0 million for the second quarter of 2006 from $15.8 million for the second quarter of 2005. The increase was primarily attributable to license fees and consulting costs associated with new programming, and higher broadcast and webstreaming royalties as a result of the company’s larger subscriber base.

Customer service and billing expenses increased $6.0 million to $13.7 million for the second quarter of 2006 from $7.7 million for the second quarter of 2005. The increase was primarily attributable to call center operating costs necessary to accommodate the increase in the company’s subscriber base and transaction fees due to the addition of new subscribers. Customer service and billing expenses per average subscriber per month declined 34% to $1.05 for the second quarter of 2006 from $1.60 for the second quarter of 2005.

Sales and marketing expenses increased $22.4 million to $56.6 million for the second quarter of 2006 from $34.2 million for the second quarter of 2005. This 65% increase in sales and marketing expenses compared with a 92% increase in gross subscriber additions from 432,687 for the three months ended June 30, 2005 to 830,571 for the three months ended June 30, 2006. The increase was primarily attributable to less spending in second quarter 2005 in anticipation of the fourth quarter 2005 marketing campaign associated with the launch of Howard Stern; advertising costs for the new marketing campaign; cooperative marketing spend with the company’s channel partners; and increased residuals and OEM revenue share as a result of a 158% increase in the company’s subscriber base.

General and administrative expenses increased $7.6 million to $21.7 million for the second quarter of 2006 from $14.1 million for the second quarter of 2005. The increase was primarily a result of legal fees, employment-related costs and bad debt expense to support the growth of the business.

SIRIUS reported a net loss of ($237.8) million, or ($0.17) per share, for the second quarter of 2006, including a ($0.01) per share impact from the impairment loss and ($0.05) per share impact from equity charges, compared with a net loss of ($177.5) million, or ($0.13) per share, in the year-ago quarter, including a ($0.03) per share impact from equity charges. The adjusted net loss per share, or net loss per share excluding the impairment loss and equity charges, was ($0.11) for the second quarter of 2006 compared with an adjusted net loss per share of ($0.10) for the second quarter of 2005 (refer to the reconciliation table of net loss per share to adjusted net loss per share).

SIX MONTHS ENDED JUNE 30, 2006 VERSUS SIX MONTHS ENDED JUNE 30, 2005

For the six months ended June 30, 2006, SIRIUS recognized total revenue of $276.7 million compared with $95.4 million for the six months ended June 30, 2005. This 190%, or $181.3 million, increase in revenue was primarily driven by a $161.3 million increase in subscriber revenue resulting from the net increase in subscribers of 2,863,581, or 158%, from June 30, 2005 to June 30, 2006, and a $13.9 million increase in net advertising revenue.

The company’s adjusted loss from operations increased ($27.4) million to ($263.2) million for the six months ended June 30, 2006 from ($235.8) million for the six months ended June 30, 2005 (refer to the reconciliation table of net loss to adjusted loss from operations). This increase was driven by a 60%, or $82.0 million, increase in subscriber acquisition costs reflecting higher shipments of SIRIUS radios and chip sets and increased commissions to support a 127% increase in gross subscriber additions from 787,395 for the six months ended June 30, 2005 to 1,791,181 for the six months ended June 30, 2006. The increase in subscriber acquisition costs was more than offset by the 176%, or $161.3 million, increase in subscriber revenue as a result of a 158% increase in the company’s subscriber base.

Satellite and transmission expenses increased $11.5 million to $25.0 million for the six months ended June 30, 2006 from $13.5 million for the six months ended June 30, 2005. The increase was primarily attributable to an impairment charge associated with certain satellite long-lead time parts that will no longer be needed in light of the company’s new satellite contract.

Programming and content expenses increased $69.5 million to $109.5 million for the six months ended June 30, 2006 from $40.0 million for the six months ended June 30, 2005. The increase was primarily attributable to license fees and consulting costs associated with new programming, and higher broadcast and webstreaming royalties as a result of the company’s larger subscriber base.

Customer service and billing expenses increased $12.3 million to $29.5 million for the six months ended June 30, 2006 from $17.2 million for the six months ended June 30, 2005. The increase was primarily attributable to call center operating costs necessary to accommodate the increase in the company’s subscriber base and transaction fees due to the addition of new subscribers. Customer service and billing expenses per average subscriber per month declined 38% to $1.21 for the six months ended June 30, 2006 from $1.96 for the six months ended June 30, 2005.

Sales and marketing expenses increased $26.5 million to $95.9 million for the six months ended June 30, 2006 from $69.4 million for the six months ended June 30, 2005. This 38% increase in sales and marketing expenses compared with a 127% increase in gross subscriber additions from 787,395 for the six months ended June 30, 2005 to 1,791,181 for the six months ended June 30, 2006. The increase was primarily attributable to increased residuals and OEM revenue share as a result of a 158% increase in the company’s subscriber base, as well as increased cooperative marketing spend with the company’s channel partners, advertising costs for the new marketing campaign and compensation related costs.

General and administrative expenses increased $11.8 million to $40.8 million for the six months ended June 30, 2006 from $29.0 million for the six months ended June 30, 2005. The increase was primarily a result of legal fees, employment-related costs and bad debt expense to support the growth of the business.

For the six months ended June 30, 2006, the company recorded ($4.4) million for its share of SIRIUS Canada, Inc.’s net loss.

SIRIUS reported a net loss of ($696.4) million, or ($0.50) per share, for the six months ended June 30, 2006, including a ($0.01) per share impact from the impairment loss and ($0.25) per share impact from equity charges, compared with a net loss of ($371.2) million, or ($0.28) per share, for the six months ended June 30, 2005, including a ($0.06) per share impact from equity charges. The adjusted net loss per share, or net loss per share excluding the impairment loss and equity charges, was ($0.24) for the six months ended June 30, 2006 compared with an adjusted net loss per share of ($0.22) for the six months ended June 30, 2005 (refer to the reconciliation table of net loss per share to adjusted net loss per share).

Sirius Satellite Radio Inc. and Subsidiaries
Subscriber Data, Metrics and Other Non-GAAP Financial Measures
(Dollars in thousands, unless otherwise stated)
(Unaudited)

Subscribers:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2006	2005	2006	2005

Beginning subscribers	4,077,747	1,448,695	3,316,560	1,143,258
Net additions	600,460	365,931	1,361,647	671,368

Ending subscribers	4,678,207	1,814,626	4,678,207	1,814,626
Retail	3,276,615	1,354,798	3,276,615	1,354,798
OEM	1,373,610	432,988	1,373,610	432,988
Hertz	27,982	26,840	27,982	26,840

Metrics:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2006	2005	2006	2005

Gross subscriber additions	830,571	432,687	1,791,181	787,395
Deactivated subscribers	230,111	66,756	429,534	116,027
Average monthly churn (1)(6)	1.8%	1.4%	1.8%	1.3%
SAC per gross subscriber addition (2)(6)	$131	$160	$122	$173
Customer service and billing expenses per average subscriber (3)(6)	$1.05	$1.60	$1.21	$1.96
Monthly ARPU:
Average monthly subscriber revenue per subscriber before effects of Hertz subscribers and mail-in rebates	$10.64	$10.60	$10.66	$10.61
Effects of Hertz subscribers	0.05	0.05	0.04	0.03
Effects of mail-in rebates	(0.15)	(0.37)	(0.35)	(0.23)

Average monthly subscriber revenue per subscriber	10.54	10.28	10.35	10.41
Average monthly net advertising revenue per subscriber	0.62	0.22	0.63	0.18

ARPU (4)(6)	$11.16	$10.50	$10.98	$10.59

Adjusted Loss from Operations:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2006	2005	2006	2005

Net loss	$(237,828)	$(177,546)	$(696,372)	$(371,158)
Impairment loss	10,917	—	10,917	—
Depreciation	25,738	24,580	50,671	49,081
Equity granted to third parties and employees	67,289	41,230	351,875	79,936
Other income (expense)	6,778	2,404	18,400	5,197
Income tax expense	578	560	1,331	1,120

Adjusted loss from operations (7)	$(126,528)	$(108,772)	$(263,178)	$(235,824)

Sirius Satellite Radio Inc. and Subsidiaries
Subscriber Data, Metrics and Other Non-GAAP Financial Measures - Continued
(Dollars in thousands, unless otherwise stated)
(Unaudited)

Adjusted Net Loss and Adjusted Net Loss per Share:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2006	2005	2006	2005

Net loss	$(237,828)	$(177,546)	$(696,372)	$(371,158)
Impairment loss	10,917	—	10,917	—
Equity granted to third parties and employees	67,289	41,230	351,875	79,936

Adjusted net loss (8)	$(159,622)	$(136,316)	$(333,580)	$(291,222)

Net loss per share (basic and diluted)	$(0.17)	$(0.13)	$(0.50)	$(0.28)
Impairment loss	0.01	—	0.01	—
Equity granted to third parties and employees	0.05	0.03	0.25	0.06

Adjusted net loss per share (basic and diluted) (8)	$(0.11)	$(0.10)	$(0.24)	$(0.22)

Weighted average common shares outstanding (basic and diluted)	1,404,022	1,324,270	1,395,549	1,319,318

Condensed Consolidated Statements of Operations:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2006	2005	2006	2005

Total revenue	$150,078	$52,194	$276,742	$95,410
Operating expenses:
Satellite and transmission	17,686	6,668	24,987	13,481
Programming and content	53,011	15,769	109,455	40,047
Customer service and billing	13,659	7,738	29,500	17,230
Cost of equipment	3,467	1,952	6,932	2,928
Sales and marketing	56,609	34,240	95,905	69,362
Subscriber acquisition costs	108,663	68,693	217,807	135,786
General and administrative	21,653	14,120	40,797	28,952
Engineering, design and development	12,775	11,786	25,454	23,448
Depreciation	25,738	24,580	50,671	49,081
Equity granted to third parties and employees	67,289	41,230	351,875	79,936

Total operating expenses	380,550	226,776	953,383	460,251

Loss from operations	(230,472)	(174,582)	(676,641)	(364,841)
Other income (expense)	(6,778)	(2,404)	(18,400)	(5,197)

Loss before income taxes	(237,250)	(176,986)	(695,041)	(370,038)
Income tax expense	(578)	(560)	(1,331)	(1,120)

Net loss	$(237,828)	$(177,546)	$(696,372)	$(371,158)

Sirius Satellite Radio Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2006	2005	2006	2005

Revenue:

Subscriber revenue, including effects of mail-in rebates	$137,636	$49,622	$252,817	$91,526
Advertising revenue, net of agency fees	8,125	1,052	15,463	1,586
Equipment revenue	3,096	1,503	6,788	2,270
Other revenue	1,221	17	1,674	28

Total revenue	150,078	52,194	276,742	95,410
Operating expenses (1):
Cost of services (excludes depreciation shown separately below):
Satellite and transmission	18,496	7,097	26,699	14,469
Programming and content	76,735	20,819	382,979	49,985
Customer service and billing	13,863	7,864	29,948	17,495
Cost of equipment	3,467	1,952	6,932	2,928
Sales and marketing	61,676	41,516	103,174	90,068
Subscriber acquisition costs	130,563	81,226	249,606	154,547
General and administrative	34,558	22,452	68,208	44,561
Engineering, design and development	15,454	19,270	35,166	37,117
Depreciation	25,738	24,580	50,671	49,081

Total operating expenses	380,550	226,776	953,383	460,251

Loss from operations	(230,472)	(174,582)	(676,641)	(364,841)
Other income (expense):
Interest and investment income	8,873	4,790	18,810	9,277
Interest expense	(15,660)	(7,201)	(32,784)	(14,526)
Equity in net loss of affiliate	—	—	(4,445)	—
Other income	9	7	19	52

Total other income (expense)	(6,778)	(2,404)	(18,400)	(5,197)

Loss before income taxes	(237,250)	(176,986)	(695,041)	(370,038)
Income tax expense	(578)	(560)	(1,331)	(1,120)

Net loss	$(237,828)	$(177,546)	$(696,372)	$(371,158)

Net loss per share (basic and diluted)	$(0.17)	$(0.13)	$(0.50)	$(0.28)

Weighted average common shares outstanding (basic and diluted)	1,404,022	1,324,270	1,395,549	1,319,318

(1)	Amounts related to equity granted to third parties and employees included in other operating expenses were as follows:

Satellite and transmission	$810	$429	$1,712	$988
Programming and content	23,724	5,050	273,524	9,938
Customer service and billing	204	126	448	265
Sales and marketing	5,067	7,276	7,269	20,706
Subscriber acquisition costs	21,900	12,533	31,799	18,761
General and administrative	12,905	8,332	27,411	15,609
Engineering, design and development	2,679	7,484	9,712	13,669

Total equity granted to third parties and employees	$67,289	$41,230	$351,875	$79,936

Sirius Satellite Radio Inc. and Subsidiaries
Balance Sheet Data
(In thousands)
(Unaudited)

	As of

	June 30, 2006	December 31, 2005

Cash, cash equivalents and marketable securities	$583,588	$879,257
Restricted investments	108,315	107,615
Working capital	67,646	404,481
Total assets	1,811,396	2,085,362
Long-term debt	1,083,929	1,084,437
Total liabilities	1,868,519	1,760,394
Accumulated deficit	(3,425,225)	(2,728,853)
Stockholders’ equity	(57,123)	324,968

Sirius Satellite Radio Inc. and Subsidiaries
Statements of Cash Flows
(In thousands)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2006	2005	2006	2005

Cash flows from operating activities:
Net loss	$(237,828)	$(177,546)	$(696,372)	$(371,158)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	25,738	24,580	50,671	49,081
Non-cash interest expense	786	761	1,547	1,523
Provision for doubtful accounts	2,003	882	3,780	2,282
Non-cash equity in net loss of affiliate	—	—	2,276	—
Loss on disposal of assets	320	125	541	252
Impairment loss	10,917	—	10,917	—
Equity granted to third parties and employees	67,289	41,230	351,875	79,936
Deferred income taxes	578	560	1,331	1,120
Changes in operating assets and liabilities:
Marketable securities	—	—	—	16
Accounts receivable	(966)	(5,716)	8,986	(6,056)
Inventory	(9,656)	(4,449)	(10,854)	(4,433)
Prepaid expenses and other current assets	(13,724)	(4,373)	(35,482)	(7,554)
Other long-term assets	(25,667)	1,635	(25,088)	478
Accounts payable and accrued expenses	27,202	31,754	(18,018)	26,153
Accrued interest	11,620	(2,862)	1,160	(126)
Deferred revenue	29,389	30,800	73,847	50,223
Other long-term liabilities	1,052	(2,018)	8,595	(3,542)

Net cash used in operating activities	(110,947)	(64,637)	(270,288)	(181,805)

Cash flows from investing activities:
Additions to property and equipment	(22,284)	(3,975)	(27,780)	(10,863)
Sales of property and equipment	71	47	123	59
Purchases of restricted investments	—	—	(700)	(6,291)
Release of restricted investments	—	10,997	—	10,997
Purchases of available-for-sale securities	(36,900)	—	(108,500)	—
Sales of available-for-sale securities	72,675	—	177,125	4,835

Net cash provided by (used in) investing activities	13,562	7,069	40,268	(1,263)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,517	5,111	2,976	6,104
Other	—	—	—	(8)

Net cash provided by financing activities	1,517	5,111	2,976	6,096

Net decrease in cash and cash equivalents	(95,868)	(52,457)	(227,044)	(176,972)
Cash and cash equivalents at the beginning of period	630,831	629,376	762,007	753,891

Cash and cash equivalents at the end of period	$534,963	$576,919	$534,963	$576,919

FOOTNOTES TO PRESS RELEASE AND TABLES FOR NON-GAAP FINANCIAL MEASURES

This press release, including the selected financial information above, includes the following non-GAAP financial measures: average monthly churn; SAC per gross subscriber addition; customer service and billing expenses per average subscriber; average monthly revenue per subscriber, or ARPU; adjusted loss from operations; adjusted net loss; adjusted net loss per share; and free cash flow. The definitions and usefulness of such non-GAAP financial measures are as follows (dollars in thousands, unless otherwise stated):

(1) SIRIUS defines average monthly churn as the number of deactivated subscribers divided by average quarterly subscribers.

(2) SIRIUS defines SAC per gross subscriber addition as subscriber acquisition costs, excluding equity granted to third parties and employees, and margins from the direct sale of SIRIUS radios and accessories divided by the number of gross subscriber additions for the period. SAC per gross subscriber addition is calculated as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2006	2005	2006	2005

Subscriber acquisition costs	$130,563	$81,226	$249,606	$154,547
Less: equity granted to third parties and employees	(21,900)	(12,533)	(31,799)	(18,761)
Add: margin from direct sale of SIRIUS radios and accessories	371	449	144	658

SAC	$109,034	$69,142	$217,951	$136,444

Gross subscriber additions	830,571	432,687	1,791,181	787,395
SAC per gross subscriber addition	$131	$160	$122	$173

(3) SIRIUS defines customer service and billing expenses per average subscriber as total customer service and billing expenses, excluding equity granted to third parties and employees, divided by the daily weighted average number of subscribers for the period.

(4) SIRIUS defines ARPU as the total earned subscriber revenue and net advertising revenue divided by the daily weighted average number of subscribers for the period. ARPU is calculated as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2006	2005	2006	2005

Subscriber revenue	$137,636	$49,622	$252,817	$91,526
Net advertising revenue	8,125	1,052	15,463	1,586

Total subscriber and net advertising revenue	$145,761	$50,674	$268,280	$93,112
Daily weighted average number of subscribers	4,354,447	1,609,521	4,070,075	1,465,106
ARPU	$11.16	$10.50	$10.98	$10.59

(5) SIRIUS defines free cash flow as cash flow from operating activities, capital expenditures and restricted investment activity.

(6) SIRIUS believes average monthly churn, SAC per gross subscriber addition, customer service and billing expenses per average subscriber, ARPU and free cash flow provide meaningful supplemental information regarding operating performance and liquidity and are used for internal management purposes, when publicly providing the business outlook, and as a means to evaluate period-to-period comparisons. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.

(7) SIRIUS refers to net loss before taxes; other income (expense) - including interest and investment income, interest expense and equity in net loss of affiliate; depreciation; impairment charges; and equity granted to third parties and employees expense as adjusted loss from operations. Adjusted loss from operations is not a measure of financial performance under GAAP. The company believes adjusted loss from operations is a useful measure of its operating performance. The company uses adjusted loss from operations for budgetary and planning purposes; to assess the relative profitability and on-going performance of consolidated operations; to compare performance from period to period; and to compare performance to that of its primary competitor. The company also believes adjusted loss from operations is useful to investors to compare operating performance to the performance of other communications, entertainment and media companies. The company believes that investors use current and projected adjusted loss from operations to estimate the current or prospective enterprise value and make investment decisions.

Because the company funds and builds-out its satellite radio system through the periodic raising and expenditure of large amounts of capital, results of operations reflect significant charges for interest expense and depreciation, and charges for impairment of property and equipment when deemed necessary. The company believes adjusted loss from operations provides useful information about the operating performance of the business apart from the costs associated with the capital structure and physical plant. The exclusion of interest expense and depreciation is useful given fluctuations in interest rates and significant variation in depreciation expense that can result from the amount and timing of capital expenditures and potential variations in estimated useful lives, all of which can vary widely across different industries or among companies within the same industry. The company believes the exclusion of taxes is appropriate for comparability purposes as the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. The company also believes the exclusion of equity granted to third parties and employees expense is useful given the significant variation in expense that can result from changes in the fair market value of the company’s common stock. Finally, the company believes that the exclusion of equity in net loss of affiliate (SIRIUS Canada Inc.) is useful to assess the performance of its core consolidated operations in the continental United States. To compensate for the exclusion of taxes, other income (expense), depreciation, impairment charges and equity granted to third parties and employees expense, the company separately measures and budgets for these items.

There are material limitations associated with the use of adjusted loss from operations in evaluating the company compared with net loss, which reflects overall financial performance, including the effects of taxes, other income (expense), depreciation, impairment charges and equity granted to third parties and employees expense. The company uses adjusted loss from operations to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Investors that wish to compare and evaluate the operating results after giving effect for these costs, should refer to net loss as disclosed in the unaudited consolidated statements of operations. Since adjusted loss from operations is a non-GAAP financial measure, the calculation of adjusted loss from operations may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.

(8) SIRIUS refers to adjusted net loss and adjusted net loss per share as net loss and net loss per share excluding impairment charges and equity granted to third parties and employees expense. Adjusted net loss and adjusted net loss per share are not measures of financial performance under GAAP. The company believes adjusted net loss and adjusted net loss per share are useful to investors to compare its operating performance to the performance of other communications, entertainment and media companies. The company believes the exclusion of impairment charges is appropriate for comparability purposes as the existence, amount and timing of impairment charges can vary period to period and can vary widely across different industries or among companies within the same industry. The company also believes the exclusion of equity granted to third parties and employees expense is useful given the significant variation in expense that can result from changes in the fair market value of the company’s common stock.

There are material limitations associated with the use of adjusted net loss and adjusted net loss per share in evaluating the company compared with net loss and net loss per share, which reflects overall financial performance, including the effects of impairment charges and equity granted to third parties and employees expense. The company uses adjusted net loss and adjusted net loss per share to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Investors that wish to compare and evaluate the operating results after giving effect for these costs, should refer to net loss and net loss per share as disclosed in the unaudited consolidated statements of operations. Since adjusted net loss and adjusted net loss per share are non-GAAP financial measures, the calculation of adjusted net loss and adjusted net loss per share may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.

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About SIRIUS

SIRIUS delivers more than 125 channels of the best programming in all of radio. SIRIUS is the original and only home of 100% commercial free music channels in satellite radio, offering 67 music channels available nationwide. SIRIUS also delivers 61 channels of sports, news, talk, entertainment, traffic, weather and data. SIRIUS is the Official Satellite Radio Partner of the NFL, NBA and NHL and broadcasts live play-by-play games of the NFL, NBA and NHL. All SIRIUS programming is available for a monthly subscription fee of only $12.95.

SIRIUS products for the car, truck, home, RV and boat are available in more than 25,000 retail locations, including Best Buy, Circuit City, Crutchfield, Costco, Target, Wal-Mart, Sam’s Club, RadioShack and at shop.sirius.com.

SIRIUS radios are offered in vehicles from Audi, BMW, Chrysler, Dodge, Ford, Infiniti, Jaguar, Jeep®, Land Rover, Lexus, Lincoln-Mercury, Mazda, Mercedes-Benz, MINI, Nissan, Rolls Royce, Scion, Toyota, Porsche, Volkswagen and Volvo. Hertz also offers SIRIUS in its rental cars at major locations around the country.

Click on www.sirius.com to listen to SIRIUS live, or to purchase a SIRIUS radio and subscription.

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance with respect to SIRIUS Satellite Radio Inc. are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. Among the key factors that have a direct bearing on the company’s operational results are: its dependence upon third parties, including manufacturers of SIRIUS radios, retailers, automakers and programming partners, its competitive position and any events which affect the useful life of its satellites.

E-SIRI

Contacts:

Media	Analysts
Patrick Reilly	Paul Blalock
SIRIUS	SIRIUS
212-901-6646	212-584-5174
preilly@siriusradio.com	pblalock@siriusradio.com

Michelle McKinnon
SIRIUS
212-584-5285
mmckinnon@siriusradio.com